Exhibit 1.01

Company & Asset
Purchase Agreement

THIS AGREEMENT is made on March 30, 2011 between C & C Petroleum Management, LLC, of 20 Bayshore Drive, Cicero, Indiana, 46034, hereinafter the "Seller" and Treaty Energy Corporation, of 201 St Charles Ave. Suite 2500, New Orleans, Louisiana, 70170 hereinafter the "Buyer".

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase of Company & Assets.
Seller shall sell to Buyer and Buyer shall purchase from Seller, on the terms and conditions set forth in this contract, all of the owned property and shares of C & C Petroleum Management, LLC as determined by a complete inventory and accounting to be taken; all of the fixtures, equipment, and other tangible assets of C & C Petroleum Management, LLC, as shown on the attached inventory (Exhibit A);

This purchase and sale is limited to the shares & assets specifically set forth in this Agreement, and Buyer shall not assume any liabilities of C & C Petroleum Management, LLC,  or its individual shareholders.

(a)	Complete Asset list EXHIBIT A
(b)	LEASES & ASSIGNMENTS will be signed, transferred, and recorded at closing.

2. Purchase Price.
The purchase price for the assets is $600,000.00.

(a)	$350,000 in Cash
(b)	$250,000 in a combination of Common and Preferred Stock of Treaty Energy Corporation

3. Payment of Purchase Price.
On execution of this contract, Buyer shall deposit the sum of $50,000.00 in the escrow described in Paragraph 4.
The remainder of the Cash purchase price, $300,000,000 shall be funded as detailed below, for the purchase and sale of the Business Assets.

Cash Portion
(a)	$50,000 Cash Payment on or before April 25th, 2011.
(b)	$25,000 paid to Seller Monthly beginning May 25th, 2011, and continuing for a period of 10 Months.

Stock Portion
(a)	6,000,000 Shares of Free Trading Stock of Treaty Energy Corporation
(b)	12,000 Shares of $5 Convertible Preferred Stock
a.	Convertible @ .03 per Share
(c)	12,000 Shares of $5 Convertible Preferred Stock
a.	Convertible @ .05 per Share
(d)	12,000 Shares of $5 Convertible Preferred Stock
a.	Convertible @ .10 per Share
(e)
At the end of 24 months from the April 8th, 2011, if in the event that the stock options are not convertible at the above call prices and tranches, then Treaty Energy is responsible for the cash equivalent of the face value and payment is due within 30 days.

4. Closing and Escrow.

a.
The Closing date shall be April 8, 2011, provided there are no unforeseen delays. If any of the parties intend to have a title company or escrow agent close the transaction, the parties shall mutually agree upon such company or agent. Both the buyer and seller shall submit all documentation and other information requested by title company/escrow agent needed to close the transaction. The parties shall fix a date and time with the title company/escrow agent to close the transaction .

b.	On the Closing date the inventory, equipment, and fixtures to be transferred will be located at the lease sites and will not be removed without the written consent of the Buyer.

5. Representations by Seller.
Seller covenants and represents:

a.
That Seller is the sole owner of the Assets with full right to sell or dispose of it as Seller may choose, and no other person has any claim, right, title, interest, or lien in, to, or on the Business or Assets.

b.	That Seller has no undischarged obligations affecting the Assets being sold under this contract, other than obligations that arose in the usual and regular course of business.

c.	That there are presently and will be at the time of closing, no liens or security interests against the property and assets being transferred herein.

d.
Consents. No consent from or other approval of a governmental entity or other person is necessary in connection with the execution of the Agreement or the consummation by Seller of the business of Seller by Buyer in the manner previously conducted by Seller.

e.
Inventory. The Inventory is merchantable and fit for intended use and is free of any material defects in workmanship. The finished goods Inventory is of a type, quantity, and quality usable and salable in the ordinary course of business of the Seller. *Inventory and condition will not change in any fashion, except for improvements as described by both parties upon initial inspection.

g.	Payment of Taxes. Seller represents and warrants that Seller has paid, or will arrange for the full payment of, all taxes owed by Seller on account of the Business.

f.	Insurance. Currently not applicable

h.	Licenses. Permits and Consents. Licenses or permits currently are up to date. Licenses, deposits, and permits as they come due will be paid and funded by Treaty Energy or a named entity.

i.
Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against or involving Seller or brought by Seller or affecting any of the purchased property at law or in equity or admiralty or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the 24-month period preceding the date hereof; and Seller is not operating its business under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court of federal, state, municipal, or governmental department, commission, board, agency, or instrumentality, domestic or foreign.

j.
Compliance with Laws. To the best of its knowledge, Seller has complied with and is operating its business in compliance with all laws, regulations, and orders applicable to the business conducted by it, and the present uses by the Seller of the purchased property do not violate any such laws, regulations, and orders. Seller has no knowledge of any material present or future expenditures that will be required with respect to any of Seller's facilities to achieve compliance with any present statute, law, or regulation, including those relating to the environment or occupational health and safety.

k.
Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

l.	Liabilities. Seller has as of the purchase date and shall have on the closing date no liabilities of any kind whatsoever, contingent or otherwise.

m.
Environmental Affidavit. Seller will provide an affidavit certifying that there presently are no issues, to the best of Seller’s knowledge, that cover any issues with dumping or storage of toxic, Superfund, or hazardous wastes on the premises.

6. Indemnification Provisions.
It is agreed by and between the parties that the Seller shall jointly and severally indemnify and hold Buyer and its assigns harmless from any and all claims of any nature whatsoever, including without limitation:

a.	Tort claims; Any creditor claims; and

b.
Any claims that may be made hereinafter on account of federal and state franchise taxes, Social Security taxes, sales taxes, unemployment taxes, and all other taxes of whatever nature or form on account of the operation of Business ending on and accruing up to the closing date.

c.
Any claims for wages, vacation, sick pay, or fringe benefits claimed by Seller's employees for periods prior to the closing date. Seller shall furnish Buyer with a list of all Business's employees, full- and part-time, their current rate of compensation, and fringe benefits. There have never been any employees.

7. Covenants of Seller.
The Seller covenants with the Buyer as follows:

a.	The Bill of Sale to be delivered at the closing date will transfer all the assets enumerated in Exhibit A free and clear of all encumbrances and will contain the usual warranties;

b.	Seller assumes all risk of loss, damage, or destruction to the assets subject to this Contract until the closing.

8. Inventory of Assets.
A complete inventory of the stock in trade, merchandise, and other tangible assets to be sold and purchased under this contract shall be taken on or before April 8, 2011 by Andrew Reid. Operation of the Business will be suspended immediately prior to the taking of the inventory and will remain suspended until after the closing.

9. Bulk Sales Compliance.

The Seller shall comply with applicable bulk sales legislation.

10. Schedules.
Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

11. Entire Agreement.
This contract constitutes the sole and only agreement between Buyer and Seller respecting the Business or the sale and purchase of it. This contract correctly sets forth the obligations of Buyer and Seller to each other as of its date. Any agreements or representations respecting the Business or its sale to Buyer not expressly set forth in this contract are null and void.

12. Indemnity.
It is agreed by and between the parties that the Seller shall jointly and severally indemnify and hold Buyer and its assigns harmless from any and all claims of any nature whatsoever, including without limitation:

a.	Tort claims;

b.	Any creditor claims; and

c.
Any claims that may be made hereinafter on account of federal and state franchise taxes, Social Security taxes, sales taxes, unemployment taxes, and all other taxes of whatever nature or form on account of the operation of the Business ending on and accruing up to the closing date.

d.
Any claims for wages, vacation, sick pay, or fringe benefits claimed by Seller's employees for periods prior to the closing date. Seller shall furnish Buyer with a list of all employees, full- and part-time, their current rate of compensation, and fringe benefits.

13. Conditions Precedent of Buyer.
The obligations of the Buyer hereunder are subject to the conditions that on or prior to the closing date:

a.
Representations and Warranties True at Closing. The representations and warranties of the Seller contained in the Agreement or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the closing date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date.

b.
Seller's Compliance with Agreement. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the closing of the Agreement.

c.
Resolutions and Seller's Certificate. The Seller shall have delivered to the Buyer copies of the resolutions of the board of directors of the Seller authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its secretary or assistant secretary, together with a certificate of an officer of the Seller, dated the closing date, certifying in such detail as the Buyer may request to the fulfillment of the conditions specified in subparagraphs (a) and (b) above.

d.
Injunction. On the closing date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

e.
Approval of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by counsel for the Buyer.

f.
Casualty. The purchased property or any substantial portion thereof shall not have been adversely affected in any material way as a result of any fire, accident, flood, or other casualty or act of God or the public enemy, nor shall any substantial portion of the purchased property have been stolen, taken by eminent domain, or subject to condemnation. If the closing occurs hereunder despite such casualty as a result of the waiver of this condition by Buyer, the Seller shall assign or pay over to the Buyer the proceeds of any insurance or any condemnation proceeds with respect to any casualty involving the purchased property that occurs after the date hereof.

g.
Adverse Change. There shall have been between the purchase date and the closing date no material adverse change in the assets or liabilities or in the condition, financial or otherwise, or in the business, properties, earnings, or net worth of Seller.

14. Costs and Expenses.
Except as expressly provided to the contrary in this Agreement, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

(a) As soon as possible after closing, Treaty Energy will provide an operating account in the amount of $25,000.00 from which lease(s) improvement and transition costs will be paid. Improvement funds will be spent after agreement and consent of all involved parties.

15. Miscellaneous Provisions.

a.	Applicable Law. This Agreement shall be construed under and in accordance with the laws of the Texas.

b.
Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted by this Agreement.

c.	Arbitration. Any dispute under this contract shall be resolved under the commercial arbitration rules of the American Arbitration Association

d.
Legal Construction. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provision. This Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

e.	Amendments. This Agreement may be amended by the parties only by a written agreement.

f.
Attorneys' Fees. Should any arbitration or litigation be commenced between the parties to this contract concerning the rights and duties of either party in relation to the Business or this contract, the prevailing party in the arbitration or litigation shall be entitled to (in addition to any other relief that may be granted) a reasonable sum as and for attorneys' fees in the arbitration or litigation, which sum shall be determined by the court or other person presiding in the arbitration or litigation or in a separate action brought for that purpose.

16. For the above considerations, the personnel of C & C Petroleum Management, LLC agree to remain as operators of the 3 leases. Stephen York and Brian Luczywo will represent Treaty Energy in all aspects of lease management and drilling activity in accordance with the terms and conditions as set forth by Treaty Energy and its partners.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above mentioned.

Seller:
C & C Petroleum Management, LL

By: /s/ Stephen L. York	Date: 3/31/2011
Stephen York

By: /s/ Brian Luczywo	Date: 3/31/2011
Brian Luczywo

Buyer:

Treaty Energy Corporation

By: /s/ Andrew V. Reid	Date: 3/31/2011
Andrew Reid

EXHIBIT A
INVENTORY

ASSET	PURCHASE PRICE

3 Leases and all Equipment	$600,000.00

C & C Petroleum - Asset List:

Texas Leases and Equipment

HENDERSON LEASE – 40 Acres
8 - Fully equipped wells (equipped means fully functioning with all hardware)
2 – 200 BBL Oil Tanks
2 – 200 BBL Water Tanks
2 – Injection Wells
1 – Vertical pass thru oil/water separator
1 – Hydraulic Pumping Unit & Water Injection Station

Lines are run for vacuum pump, if needed

Room to Drill 6 Additional Wells

Approximately 40 BBL of Oil in the Tank

LONG LEASE – 37.5 Acres
7 – Fully equipped wells (equipped means fully functioning with all hardware)
2 – 100 BBL Oil Tanks
1 – 100 BBL Oil Tanks (green fiberglass)
2 – Injection Wells
1 – Vertical pass thru oil/water separators
1 – Hydraulic Pumping Unit & Water Injection Station
1 – Fully functioning water well

Room to Drill 6 Additional Wells

Approximately 90 BBL of Oil in the Tank

BARNES LEASE – 80 Acres
6 – Fully equipped wells (equipped means fully functioning with all hardware)
2 – 200 BBL Oil Tanks
1 – 210 BBL water Tank (green fiberglass)
1 – Horizontal pass thru oil/water separator

1 – Functioning Oil Mine Shaft
Mine Shaft = a man made shaft with 15 lateral legs

Room to Drill 10 Additional Wells

Approximately 200 BBL of Oil in the Tank